Exhibit 99.1

Assertio Holdings and Spectrum Pharmaceuticals Transaction

April 25, 2023

Corporate Speakers

•	Matt Kreps; Darrow Associates Investor Relations; Managing Director
•	Dan Peisert; Assertio Holdings, Inc.; President and Chief Executive Officer
•	Tom Riga; Spectrum Pharmaceuticals, Inc.; President and Chief Executive Officer

Participants

•	Thomas Flaten; Lake Street; Analyst
•	Ed White; H.C. Wainwright; Analyst
•	Maury Raycroft; Jeffries; Analyst
•	Hamed Khorsand; BWS; Analyst

PRESENTATION

Operator^ Good morning and welcome to the Assertio Holdings, Inc. and Spectrum Pharmaceuticals Inc. Conference Call. (Operator Instructions) Please note that this event is being recorded. I would now like to turn the conference over to Matt Kreps from Darrow Associates, Investor Relations for Assertio. Please go ahead.

Matt Kreps^ Thank you, Brianna. Good morning and thank you to all of you for joining us on the special conference call regarding the definitive agreement announced earlier today, pursuant to which Assertio will acquire all outstanding shares of Spectrum in an all stock and contingent value rights transaction. The joint press release with details of the agreement is now available on the investor pages of both companies. I’d encourage you to review the release and related SEC filings.

With me today are Dan Peisert, President and CEO of Assertio; and Tom Riga, President and CEO of Spectrum. After prepared remarks from Dan and Tom, we will open the call for your questions.

During this call, management will make projections and other forward-looking statements regarding future performance. Such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and speak only as of the current date. Please refer to the cautionary statement in this morning’s joint press release for more information on the risks related to any forward-looking statements that we may make.

These and other risks are more fully described in the Risk Factors section and other sections of each of Assertio’s and Spectrum’s annual reports on Form 10-K. Actual results may differ materially from those projected in the forward-looking statements. Assertio and Spectrum specifically disclaim any intent or obligation to update these forward-looking statements, except as required by law.

And with that, I will now turn the call over to Dan.

Dan Peisert^ Thank you, Matt. Good morning. Today is an important day for both Assertio and Spectrum. We’re very excited to be announcing that we’ve entered into a definitive agreement to acquire Spectrum Pharmaceuticals in an all stock and CVR transaction.

Through this transaction, we combined two of the fastest growing small cap companies in the specialty pharmaceutical industry, one with a new promotional platform targeting broad reach and increased frequency that can be applied across multiple therapuetics categories. And the other focused in oncology, in the midst of what we believe is a highly successful product launch in ROLVEDON. Together, we will have two synergistic and light infrastructure, commercial platforms, and a diversified portfolio of assets.

I’m pleased to be joined on the call by Tom Riga, CEO of Spectrum. Before getting into the details of the transaction and rationale, let me first say thank you to the teams from both companies for working extremely hard over these last few weeks and months to get to this point. This transaction accelerates our strategy to diversify and extend the duration of our portfolio, strengthens our commercial infrastructure with two complementary and scalable platforms, and increases our financial strength and access to the capital markets for future M&A.

This transaction is expected to accelerate and diversify Assertio’s growing revenues, while also significantly extending the portfolio’s weighted average patent life. Combined, we will have four commercial growth assets in Indocin, ROLVEDON, Sympazan, and Otrexup. We believe this combined portfolio of products offers a pathway to more than doubling our existing revenue base with the near-term potential to have two products generating greater than $100 million in revenues each, neither of which we expect to be more than 45% of the pro forma product revenue.

And we would have three growth assets in ROLVEDON, Sympazan, or Otrexup with issued and listed patents well into the next decade. We intend to retain the majority of Spectrum’s commercial team and infrastructure as part of the combination of our two companies. This will expand each company’s sales capabilities and create complimentary omni-channel digital and in-person commercial platforms with a proven expertise in direct contracting with the end customers.

The Spectrum team has done a remarkable job with the launch of ROLVEDON and combined, we believe we can certainly accelerate the path to profitability and possibly accelerate the trajectory through a broader reach than what the in-person team has been able to do to date to drive awareness of ROLVEDON’s unique benefits to both physicians, as well as the purchasing managers in the community oncology setting.

In the last three years, Assertio has integrated two product acquisitions and a company acquisition. We were able to integrate Zyla into our business during the peak of the COVID pandemic in the spring of 2020. With all three of those transactions, we were able to integrate the new assets without interruption and delivered significant financial synergies to our shareholders. I am confident that we have the experience and capability to do the same with Spectrum.

We intend to add approximately $60 million of annual operating expenses to Assertio’s existing expense base. This compares to the $80 million annual run rate as implied from Spectrum’s reported figures in the fourth quarter of 2022, their first quarter as a full commercial organization. We believe that this will significantly accelerate the profitability of ROLVEDON and we expect the transaction to be highly accretive to 2024 adjusted EBITDA, adjusted EPS, and free cash flow.

This pro forma profile should enhance our access to the capital markets at a lower cost of capital than either company had on a standalone basis and accelerate our future M&A strategies, so we can leverage both our platforms with complementary assets, of which Tom and I have already discussed a number of attractive targets.

This is an all stock and CVR transaction. Upon the close, Assertio shareholders should own approximately 65% of the combined company and Spectrum shareholders shown approximately 35%. Spectrum shareholders will receive 0.1783 shares of Assertio common stock for each share of Spectrum common stock that they own.

In addition, there is a $0.20 CVR tied to the net sales of ROLVEDON in calendar years 2024 and 2025, that may be paid in cash or stock at Assertio’s election. Assertio expects to retire Spectrum’s existing debt at or prior to closing, leaving the remaining $40 million of Assertio’s convertible bonds outstanding as the only debt in the combined entity.

The combined company will have a six-member board consisting of all five Assertio directors and one new board member from Spectrum. I will continue to serve as chief executive officer and a member of the board and the deal has been approved and recommended by the boards of both Assertio and Spectrum.

The corporate headquarters will be here in Lake Forest, Illinois, where Assertio is headquartered. We expect the transaction to close in the third quarter of 2023, subject to the approval of both company shareholders, regulatory approval, and other customary closing conditions.

For the benefit of the Spectrum shareholders, employees, and others less familiar with Assertio, we are a therapeutic-area agnostic commercial pharmaceutical company. For the past 30 months or so, we’ve been building and curating a low-cost digital, non-personal promotional model to promote our assets. We migrated to this model during the pandemic and it was specifically designed to reflect the new realities of our environment, where the physicians we were marketing to had less and less time to engage with our traditional in-person sales representatives, and we were facing ever increasing payer influence.

We shifted our allocation of operating expense dollars towards providing patient access and finding the lowest cost, highest return on investment means of communicating with the prescribing physicians, while also significantly expanding reach and frequency. This commercial model allowed us to be truly therapeutic-category agnostic as we executed on our growth strategy to seek additional sources of growth externally. Acquiring products and businesses is an integral part of the Assertio growth strategy and recent success. We have a proven track record of doing it successfully, and I’m confident that we can repeat this success with Spectrum.

At this point, I’ll turn the call over to Tom Riga to talk about Spectrum, the opportunity for ROLVEDON and the potential for this transaction to deliver significant value for shareholders.

Tom Riga^ Thanks, Dan, and good morning, everybody. And thank you for joining today’s call. Let me start by saying that I am equally as excited about this transformational combination, which we believe will drive the next phase of Spectrum’s growth. We look forward to working closely with the Assertio team and realizing the potential for the combined company to deliver value for both the patients we serve and our shareholders.

This transaction is both on-strategy and positive for shareholders of both companies. Our mission at Spectrum has always been to acquire, develop, and commercialize products that make a positive difference in the lives of cancer patients. With Assertio, we have a partner that will enable us to deliver on that promise. The combination of financial discipline and maximizing ROLVEDON’s launch has allowed us to realize our broader strategic vision.

As I mentioned in March, on our full-year 2022 earnings call, we are not complacent being a single product company and aspired to commercialize and develop a portfolio of treatments for patients in need. We believe this combination allows us to execute on that vision as we continue to commercialize ROLVEDON while extracting operational synergies, which Spectrum shareholders will capitalize on through their shared ownership stake in the combined company. We believe the combination allows our business to reach profitability and positive cash flows faster than doing it alone.

Importantly, I believe that Spectrum and Assertio have shared values in that both companies are passionate about delivering innovative treatments that can help improve the lives of patients. For Assertio shareholders and those who may be less familiar with Spectrum, we are a commercial stage company that is focused on novel and targeted oncology.

We recently launched our product, ROLVEDON, which is a long acting G-CSF for the treatment of chemotherapy-induced neutropenia in the fourth quarter of 2022. ROLVEDON was the first novel product to enter the long acting G-CSF space in over 20 years that is not a biosimilar. Our early launch trajectory of ROLVEDON with net sales of $10.1 million in the fourth quarter, provided a very positive end to 2022, and that momentum has continued to build throughout the first quarter of 2023.

It has been a great start. And the reception we have seen affirms our value proposition and market approach. It’s a competitive, yet large market. And we launched ROLVEDON with a disciplined strategy built upon a thorough understanding of the oncology market and a team with significant experience. As Assertio enters the cancer space with this transaction, they’re in good hands with the team with a proven track record of success in oncology. In meeting with Dan and many members of the management team, I believe there is a good cultural fit and I am impressed by the level of talent and experience at Assertio. They have a clear vision for the company and I am confident they have the passion, the drive, and the resources to maximize the value of ROLVEDON and create long-term shareholder value for both companies.

I will now turn the call back to the operator for Q&A.

QUESTIONS AND ANSWERS

Operator^ Thank you. (Operator Instructions) Your first question comes from the line of Thomas Flaten with Lake Street. Your line is now open.

Thomas Flaten (Lake Street Capital Markets, LLC)^ Good morning. Thanks for taking the question. Congrats on the transaction. Maybe, Tom, if I could start with you, because you mentioned this is not a biosimilar, is it safe to assume then that you have separate NDC coding, J-codes, and that this is a financially attractive molecule for oncologists to use in their practices?

Tom Riga^ Yes, Tom, great question. This is a full BLA. It is not a biosimilar. I think two significant accomplishments that happened in the fourth quarter and early in the first was inclusion in the NCCN guidelines, as well as a full independent J-code that went into effect, April 1st. So you are correct.

Thomas Flaten (Lake Street Capital Markets, LLC)^ And from a customer profile perspective, I know in your fourth quarter release, you mentioned 70 accounts and the word “community.” I’m just curious how sales to date have broken down “community” versus “academic”?

Tom Riga^ Yes. When we approach this market, we wanted to be very focused in our strategy. And the first part was to address the community oncology clinics, which represent about 35% of the market. And the reason for that is the receptivity to tailored contracting, the speed of decision making and the ability to move quickly. And that’s exactly what we’ve seen in the concentration of sales.

The product will be competitive across all segments of business. But when you get into the hospital segment, it’s a bit slower. Some of the decision-making from P&T and other aspects of the business take a bit more time. So I think the sales that we saw earlier absolutely on strategy. We announced that our year-end call, we are starting to see traction within large IDN systems. And I really think the combination of these two companies by increasing the reach to some of those outer targets will certainly allow us to continue to gain velocity.

Thomas Flaten (Lake Street Capital Markets, LLC) ^ Great. And then, Dan, just listening to your prepared comments, you mentioned near-term visibility in the two products having over $100 million in revenues. I’m not sure if you’re providing guidance there, but certainly with a $60 million OpEx add, that would be more consistent with your EBITDA margins if you were $100 million product. Can you just give us some more color on the 2023 impact? I know it depends on closing date a little bit, but from more of a profiling perspective.

Dan Peisert^ I think we can do that once the transaction closes, Thomas. But you’re on point here. It’s really -- when will it close, and we expect it will be sometime in the third quarter. And that’s a broad range. I appreciate. But we’ll be able to give a more specific feedback on what it will specifically add to the tail end of the year at a later time.

Thomas Flaten (Lake Street Capital Markets, LLC)^ And then. Sorry, I lied. One final one. The $60 million of OpEx that you’re adding, can you break that down a little bit with respect to G&A, medical teams, salespeople, account reps? And any detail you can give us on that $60 million of spend?

Dan Peisert^ It’s largely commercial. That will be the vast bulk of it. In addition to -- there’s some ongoing pediatric requirements and Phase 4 commitments for ROLVEDON that will be funding as well in that. So those are the two big components.

Thomas Flaten (Lake Street Capital Markets, LLC)^ Excellent. Thanks so much for taking the questions. Congrats again.

Operator^ Your next question comes from Ed White with H.C. Wainwright. Your line is now open.

Ed White (H.C. Wainwright & Co., LLC)^ Good morning. Thanks for taking my questions. And congratulations on the deal. So just a question on the CVR. If the sales goals are achieved, when will the CVR be paid? In other words, if the sales goals are achieved before the end of the calendar year, will they be paid within that year or sometime in the future after that? Thank you.

Dan Peisert^ Hi Ed, this is Dan Peisert. The specifics of the CVR will be out a little bit later today in the 8-K. That document will be part of that. But in general, it’s going to be the following calendar year after things have been reported when it will be paid.

Ed White (H.C. Wainwright & Co., LLC)^ Okay, great. Thanks for taking my question, and congratulations again.

Operator^ Your next question comes from Maury Raycroft with Jeffries. Your line is now open.

Maury Raycroft (Jefferies, LLC)^ Hi, good morning. Congrats on the update. And I also had a question on the CVRs. Just in looking at our ROLVEDON estimates for 2024 and 2025, which are a little higher than consensus but lower than the milestones you’re aiming to achieve at $175 million and $225 million, can you talk about your assumptions behind the sales milestone numbers tied to the CVRs and what has to be done to achieve those sales milestones?

Dan Peisert^ I’m not prepared to give comments about the specific assumptions, but as you probably know better than I, this is a very large market that can easily support that level of sales. As Tom mentioned, they’re starting to focus in the community clinics, which is 35% of that market, which is still well above those numbers.

So we’re going to continue with the strategy that the Spectrum team has launched this product with, and it’s been a very successful launch to that to date. And as long as things go as planned, we should be able to achieve those targets and reward shareholders of both Assertio and Spectrum.

Tom Riga^ And Maury, I guess the only other comment I would make here is some of the attractiveness that we saw in the combination with Assertio and working directly with Dan is the intent and the recognition of the commercial infrastructure, the commercial team, and know-how that exists here within Spectrum. And we are confident in our ability to execute on those numbers.

Maury Raycroft (Jefferies, LLC)^ Got it. Makes sense. And other question was just if you can talk a little bit more about the commercial synergy or overlap, particularly in oncology or when it comes to experience with 340B or non-340B hospital networks. And also, I wanted to check on the appeal of the same-day dosing trial and strategy and how much that factored into the acquisition.

Dan Peisert^ So I think that – Tom, go ahead, Tom. Go ahead.

Tom Riga^ Let me just take this in two parts, Maury. I think from the first part, we have always approached this market with lean infrastructure. So I think just some of the dynamics within the market, we’ve said there’s 113 systems that make up 50% of the business.

There’s about 660 clinics that we’re able to focus on within our existing infrastructure, but there are 2,000 across the United States. So I think augmenting the non-personal promotion platform will certainly open up new reach and frequency that otherwise we weren’t able to get to with the current scale.

So I think there is a benefit between the two companies’ approach as Assertio enters the oncology space. I think regarding the same-day dosing data, we have that in our plan. We’re going to see that in the second half of the year. And as Dan and I talked about, we are going to see what those results look like and then make that investment decision. But certainly, if the data is similar to what we’ve seen in the early work, it is absolutely advantageous to the asset, but I think that’s yet to be seen when we get the next data read.

Maury Raycroft (Jefferies, LLC)^ Got it. Okay. Thanks for taking my questions. Congrats again.

Operator^ (Operator Instructions) Your final question comes from Hamed Khorsand with BWS Financial. Your line is now open.

Hamed Khorsand (BWS Financial Inc.)^ Hi. Good morning. So I really just wanted to understand, Dan, holding on to the sales force, is there any synergies there as far as leveraging what Spectrum brings with what the assets Assertio already has?

Dan Peisert^ There is some leverage from the existence of the infrastructure, but the commercial team, the sales force and the account managers that are selling ROLVEDON, we want them focused for the time being on ROLVEDON. But the synergies will come largely from the contracting and access teams that will be a tremendous benefit to the rest of the Assertio portfolio.

Hamed Khorsand (BWS Financial Inc.)^ And is there enough capacity as far as just manufacturing and working capital to sustain the growth that is expected in 2024 and 2025?

Dan Peisert^ Tom, do you want to answer that?

Tom Riga^ Yes, I think the short answer is yes.

Hamed Khorsand (BWS Financial Inc.)^ Okay. All right. Very good. Thank you.

Operator^ There are no further questions at this time. Dan Peisert, I turn the call back over to you.

Dan Peisert^ Thanks. I -- if I can speak collectively for Assertio, are very excited about the potential combination with Spectrum. In summary, we expect this transaction to enable us to exceed our near-term business development objectives. The addition of ROLVEDON to our portfolio will immediately diversify and accelerate the revenue growth trajectory of Assertio.

ROLVEDON is a biologic product competing in a blockbuster market with patent protection extending to 2036. We expect that ROLVEDON will continue to generate in excess of $100 million in annual revenue at attractive margins and be highly accretive to adjusted EBITDA, adjusted EPS, and free cash flow. Thank you for all listening in this morning, and I hope you all have a good day.

Operator^ This concludes today’s conference call. You may now disconnect.